Exhibit 23.1
Consent of Independent Registered Public Accounting Firm
We consent to the incorporation by reference in this Registration Statement on Form S-3 of our report dated March 14, 2016, relating to the consolidated financial statements of Rocket Fuel Inc. (the “Company”), appearing in the Annual Report on Form 10-K of the Company for the year ended December 31, 2015, and to the reference to us under the heading "Experts" in the Prospectus, which is part of this Registration Statement.
/s/ Deloitte & Touche LLP
San Jose, California
May 10, 2016